Exhibit 99.1

Press Release

Uniroyal Global Engineered Products, Inc. Reports Net Sales of $26,023,233 and Net Income Available to Common Shareholders of $148,389 or $0.01 per Diluted Share for the Second Quarter Ended July 1, 2018

SARASOTA, Fla.—August 6, 2018—Uniroyal Global Engineered Products, Inc. (OTCQB: UNIR or the “Company”) today reported its financial results for the second quarter and six months ended July 1, 2018.

Financial Highlights-Second Quarter

*	Net Sales in line with the prior year on increases in the Automotive Sector
*	Gross Profit margins improve quarter-to-quarter on operational improvements, cost reduction and increased selling prices
*	Operating expenses decline to 12.6% of Net Sales versus 14.2% in prior year quarter
*	Net Income Available to Common Shareholders of $148,389 or $0.01 per share, in line with prior year

Overview

The financial results for the second quarter ended July 1, 2018 showed marked improvement from recent quarters in many key measurements. Gross Margins improved to 18.3% which was an improvement from the 17.5% and 14.8% recorded in the two previous quarters. Raw material cost increases continue to be a headwind, but operational efficiencies offset the negative impact. Operating expenses as a percentage of Net Sales declined to 12.6% versus the 14.1% of the previous quarter and 14.2% of last year as the Company continues cost cuts, particularly in the General and Administrative area.

As we mentioned last quarter, we are diversifying our product mix in the Automotive sector to qualify for platforms of major automotive OEM’s, targeting growing segments such as SUV’s and trucks. Further, we are diversifying our sales strategies to include different channels such as heavy truck, recreational vehicles and marine applications. We anticipate that we will return to sales growth and continued margin improvements in the second half of this year.

Net Sales

Net Sales for the second quarter were $26,023,233 versus $26,077,549 in the second quarter of 2017, resulting in a decline of 0.2% (a decline of 4.0% excluding the favorable currency effect). Geographically, US operations (45.3% of total Net Sales for the second quarter) recorded an increase of 2.8% and the UK operations (54.7% of total Net Sales for the second quarter) declined 2.6% versus the prior year second quarter.

The Automotive Sector (68.6% of total Net Sales) increased 1.4% versus the prior year as the US operations recorded sharp improvement (9.8%) over the prior year more than offsetting a 1.4% decline in the UK operations. Though it’s difficult to forecast quarterly sales in the Automotive Sector because of timing of platforms, OEM scheduling and demands, we are pleased with the performance of our US operations and believe the second quarter results will launch us into a stronger second half. The UK customer base in particular is positioned strongly in the European marketplace.

The Industrial Sector (31.4% of total Net Sales for the second quarter) declined 3.5% versus the prior year as UK sales from the non-automotive transportation market saw a decline compared to 2017 due to a quarterly timing issue. Sales of this sector were up 3.3% for the six months 2018 versus the six months of the prior year.

Operating Income

Operating Income for the second quarter was $1,474,897, which was a decline of 10.3% from the $1,644,302 recorded in the same quarter of the prior year. As a percentage of Net Sales, Operating Income was 5.7% versus 6.3% in the second quarter of the previous year. Though the metrics of this quarter were below that of the prior year, we are pleased with the improvement being made at our operations from the most recent quarters where we encountered sharp increases in raw material prices and operational start-up issues due to a major equipment installation in the UK. While raw material price increases are being accepted by customers, this is a continuous process. Further, we believe that the UK start-up issues are now behind us. These variables lead to a Gross Profit Margin of 18.3% which was an improvement from the 17.5% recorded in the first quarter of this year. A reduction in Operating Expenses has been a strategic focus of the Company as well. For the second quarter, Operating Expenses declined $403,000 versus the second quarter of last year to 12.6% of Net Sales versus 14.2% in the year ago quarter. We believe that the result of the targeted actions in place will lead to a continuous improvement in Operating Income in the second half of this year.

Net Income (Loss) Available to Common Shareholders

After Preferred stock dividends, Net Income Available to Common Shareholders was $148,389 or $0.01 per diluted common share as compared to $214,466 or $0.01 per diluted common share in the second quarter of the prior year. Weighted average shares outstanding were moderately below that of the previous year at 18,690,030.

For further details, see the Consolidated Statements of Operations in the Company’s Form 10-Q filed on August 6, 2018. The Company will have comments on the quarter in an earnings conference call on August 7, 2018 at 9:00 am (EDT).

Persons wishing to access the conference call may do so by dialing 800-289-0438 (U.S.) and 323-794-2433 (International), and using the ID #3000820. Howard F. Curd, President, will discuss our earnings on the call and will be available for questions. The call will also be available by logging on to www.uniroyalglobal.com and accessing the webcast link (http://public.viavid.com/player/index.php?id=130823) in the investor relations section.

A replay of the conference call will be available beginning August 7, 2018 through November 7, 2018 by calling 844-512-2921 (U.S.) or 412-317-6671 (International) and using Pin #3000820. The webcast will be archived on www.uniroyalglobal.com in the investor relations section until August 7, 2019.

About Uniroyal Global Engineered Products, Inc.:

Uniroyal Global Engineered Products, Inc. (UNIR) is a leading manufacturer of vinyl-coated fabrics that are durable, stain resistant, cost-effective alternatives to leather, cloth and other synthetic fabric coverings. Uniroyal Global Engineered Products, Inc.’s revenue in 2017 was derived 67.5% from the automotive industry and approximately 32.5% from the recreational, industrial, indoor and outdoor furnishings, hospitality and healthcare markets. Our primary brand names include Naugahyde®, BeautyGard®, Flame Blocker™, Spirit Millennium®, Ambla®, Amblon®, Velbex®, Cirroflex®, Plastolene® and Vynide®.

Forward-Looking Statements:

Except for statements of historical fact, certain information contained in this press release constitutes forward-looking statements, including, without limitation, statements containing the words “believe,” “expect,” “anticipate,” “intend,” “should,” “planned,” “estimated” and “potential” and words of similar import, as well as all references to the future. These forward-looking statements are based on Uniroyal Global Engineered Products, Inc.’s current expectations. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company´s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company´s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company´s business include, but are not limited to, the following: uncertainties relating to economic conditions, uncertainties relating to customer plans and commitments, the pricing and availability of equipment, materials and inventories, currency fluctuations, technological developments, performance issues with suppliers, economic growth, delays in testing of new products, the Company’s ability to successfully integrate acquired operations, the Company’s dependence on key personnel, the Company’s ability to protect its intellectual property rights, the effectiveness of cost-reduction plans, rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Uniroyal Global Engineered Products, Inc. Public Relations:

TTC Group, Inc.

Vic Allgeier, 646-290-6400

vic@ttcominc.com

Uniroyal Global Engineered Products, Inc.
Consolidated Balance Sheets

	(Unaudited)
ASSETS	July 1, 2018	December 31, 2017
CURRENT ASSETS
Cash and cash equivalents	$903,082	$1,267,319
Accounts receivable, net	16,011,212	15,167,468
Inventories, net	19,368,331	19,769,662
Other current assets	877,091	846,362
Related party receivable	2,073	37,116
Total Current Assets	37,161,789	37,087,927
PROPERTY AND EQUIPMENT, NET	18,043,816	17,289,058
OTHER ASSETS
Intangible assets	3,231,439	3,295,896
Goodwill	1,079,175	1,079,175
Other long-term assets	3,921,695	3,902,246
Total Other Assets	8,232,309	8,277,317
TOTAL ASSETS	$63,437,914	$62,654,302
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Checks issued in excess of bank balance	$705,321	$686,640
Lines of credit	19,650,799	19,340,468
Current maturities of long-term debt	1,187,384	1,155,490
Current maturities of capital lease obligations	416,588	408,425
Accounts payable	10,363,209	10,358,761
Accrued expenses and other liabilities	3,894,980	3,594,684
Related party obligation	768,036	286,955
Current portion of postretirement benefit liability - health and life	143,287	143,287
Total Current Liabilities	37,129,604	35,974,710
LONG-TERM LIABILITIES
Long-term debt, less current portion	2,684,591	2,467,433
Capital lease obligations, less current portion	301,787	531,218
Related party lease financing obligation	2,468,248	2,153,327
Long-term debt to related parties	2,459,393	2,765,655
Postretirement benefit liability - health and life, less current portion	2,522,261	2,547,076
Other long-term liabilities	785,129	822,492
Total Long-Term Liabilities	11,221,409	11,287,201
Total Liabilities	48,351,013	47,261,911
STOCKHOLDERS' EQUITY
Preferred units, Series A UEP Holdings, LLC, 200,000 units issued and outstanding ($100 issue price)	617,571	617,571
Preferred units, Series B UEP Holdings, LLC, 150,000 units issued and outstanding ($100 issue price)	463,179	463,179
Preferred stock, Uniroyal Global (Europe) Limited, 50 shares issued and outstanding ($1.51 stated value)	75	75
Common stock, 95,000,000 shares authorized ($.001 par value) 18,690,030 shares issued and outstanding as of both July 1, 2018 and December 31, 2017	18,690	18,690
Additional paid-in capital	35,138,353	34,944,972
Accumulated deficit	(20,423,375)	(20,276,944)
Accumulated other comprehensive loss	(727,592)	(375,152)
Total Stockholders' Equity	15,086,901	15,392,391
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$63,437,914	$62,654,302

Uniroyal Global Engineered Products, Inc.
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended		Six Months Ended
	July 1, 2018	July 2, 2017	July 1, 2018	July 2, 2017

NET SALES	$26,023,233	$26,077,549	$52,452,920	$51,835,978

COST OF GOODS SOLD	21,259,055	20,740,966	43,071,248	41,123,248

Gross Profit	4,764,178	5,336,583	9,381,672	10,712,730

OPERATING EXPENSES:
Selling	1,200,051	1,325,397	2,549,081	2,610,344
General and administrative	1,658,665	1,929,780	3,606,966	3,751,246
Research and development	430,565	437,104	852,528	970,958
OPERATING EXPENSES	3,289,281	3,692,281	7,008,575	7,332,548

Operating Income	1,474,897	1,644,302	2,373,097	3,380,182

OTHER INCOME (EXPENSE):
Interest and other debt related expense	(473,663)	(408,794)	(930,027)	(798,650)
Other income (expense)	(19,220)	(92,379)	14,062	6,875
Net Other Expense	(492,883)	(501,173)	(915,965)	(791,775)

INCOME BEFORE TAX PROVISION	982,014	1,143,129	1,457,132	2,588,407

TAX PROVISION	57,521	191,343	43,000	425,929

NET INCOME	924,493	951,786	1,414,132	2,162,478

Preferred stock dividend	(776,104)	(737,320)	(1,560,563)	(1,477,236)

NET INCOME (LOSS) AVAILABLE TO COMMON SHAREHOLDERS	$148,389	$214,466	$(146,431)	$685,242

EARNINGS (LOSS) PER COMMON SHARE:
Basic	$0.01	$0.01	$(0.01)	$0.04
Diluted	$0.01	$0.01	$(0.01)	$0.04
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic	18,690,030	18,704,024	18,690,030	18,713,625
Diluted	18,690,030	18,809,598	18,690,030	18,810,191